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NEWS RELEASE

Third Millennium Telecommunications, Inc.             Contact:     Mike Galkin
262 Old New Brunswick Road                            Phone:      732-465-1500
Piscataway, NJ 08854                                  Email:  mike@tmt2000.com



              THIRD MILLENNIUM TELECOMMUNICATIONS, INC. ANNOUNCES
                    TERMINATION OF CONTRACTUAL RELATIONSHIP
                         WITH WORLDCOM WIRELESS, INC.

FOR IMMEDIATE RELEASE, Piscataway, NJ - June 5, 2002 -- Third Millennium Telecommunications, Inc. (OTCBB: TMTM) announced that it received notice May 20, 2002 from WorldCom Wireless, Inc., providing 30 days notice terminating the Sales Agency Agreement between Third Millennium and WorldCom Wireless, Inc.

WorldCom, Inc. the parent of WorldCom Wireless, indicated that the termination was the result of WorldCom, Inc.'s decision to phase-out its involvement in the wireless industry.

Following the termination of the Sales Agency Agreement, WorldCom also terminated Third Millennium's $200,000 line of credit.

"We expect the termination of the Sales Agency Agreement and credit line to have an immediate, material, adverse effect on our financial condition and results of operation," stated Mike Galkin, President of Third Millennium. "The sale of WorldCom Wireless services during the fiscal years ended March 31, 2002 and March 31, 2001, accounted for substantially more than half of our revenues and income".

Galkin, however, indicated hope for the future. "These events pose a substantial challenge for our Company and there are no guarantees. But, we have begun taking steps to replace the loss of revenues and income by increasing our revenue from other cellular providers and resellers, and are expanding our product and service lines".

Third Millennium, founded in 1997, offers wireless products and services on a national basis through its proprietary enterprise software platform and state-of-the-art fulfillment center. The Company can create customized and scalable solutions to meet the evolving needs of the Internet marketplace. The Company has relationships with AT&T Wireless, GlobalstarUSA Satellite Services and Dish Network. Its products and services are marketed online and through independent dealers and affiliates nationwide.

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